PATENT AGREEMENT

         This Agreement made as of the 10th day of August, 1988.

BETWEEN: JOHN W. MARTIN and JUDITH TYLER MARTIN, both of Michigan, U.S.A.
         ("Martins),
                                                               OF THE FIRST PART

                                     - and -

         TRACTOP INTERNATIONAL INC., a Corporation duly incorporated under the laws of Barbados ("TTI"),

                                                              OF THE SECOND PART

         WHEREAS:

1. Martins are the inventors of a new form of collapsible vehicle bed enclosure (the "Invention"), as claimed in U.S. Patent No. 4,659,136 ("U.S. Patent"), and are owners of rights in the Invention, including U.S. Patent No. 4,659,136 and Patent Applications in Canada and Japan;

2. Martins have produced models, a series of engineering drawings, designs, business plans, technical data, documents and other information in respect of the Invention, and further improvements, modifications, applications and embodiments related to the Invention, in respect of some of which patents may be separately obtained (the "Technology"), and are willing to make the same available to TTI pursuant to the provisions hereof;

3. The parties hereto enter into this Agreement for the purpose of allowing practice by TTI (for the benefit of Martins and TTI, as hereinafter set forth) of the said Invention, by manufacture and/or licensing of manufacture, and sale, of products covered within the scope of the patented Invention and/or pursuant to the Technology, as revised from time to time ("Products");

4. The parties acknowledge that TTI proposed to commence practice of the Invention initially in the automotive market by manufacture and sale of a collapsible pickup truck bed enclosure (the "Tractop"), and subsequently, as deemed by it to be advisable, by manufacture of other Products for different markets ("Subsequent Products");

5. The parties anticipate that, in order to facilitate manufacture and sales, changes and modifications may from time to time be required in respect of the Products;

6. The parties have fully complied with the provisions of a Patent and Technology Transfer Agreement made the 21st day of July, 1988, and Martins have accordingly assigned to themselves and TTI, jointly, subject to the provisions herein set forth, the following:

     (a)  The U.S. Patent, and all rights derived thereunder;
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     (b)  The Canadian  and Japanese  patent  applications,  all rights  derived thereunder,  all  rights to apply for other  patents in respect of the
          said  Invention,   and  all  rights  to  registered  and  unregistered
          trademarks in respect of the same;

     (c) The exclusive right to exploit the Technology, and all future developments, changes, modifications, embodiments and applications in respect of the same, including the right to the full benefit of all future patents granted in respect of the same.

         NOW, THEREFORE, in consideration of the mutual obligations, covenants and agreements contained herein, the other good and valuable consideration (the receipt and sufficiency of which is hereby by each party acknowledged), the parties hereto covenant and agree as follows:

1.   PRACTICE OF INVENTION, EXPLOITATION OF TECHNOLOGY

     1.1 By assignment of the U.S. Patent, patent applications, Technology and rights described above, it is the intention of all of the parties that TTI shall have all rights heretofore vested in Martins in respect of worldwide manufacturing, application, distribution and sales of Products.

     1.2 Martins acknowledge and agree that during the currency of this Agreement, they shall forbear in favour of TTI from practice of any of the Invention or exercise of any rights assigned by Martins to Martins and TII jointly and that:

          (a) TTI shall have sole and exclusive authority and responsibility to make all decisions in respect of manufacturing, application, distribution and sales of the Products, including:

               (i) Whether the Products should be manufactured directly by TTI, and if so, the location or locations of manufacturing plants;

               (ii) Whether  TTI  should  manufacture  the  Products  in a joint venture or similar arrangement with another or other parties, and if so, the territorial areas in which such joint venture manufacturing shall be conducted;

               (iii)Whether  to enter  into  licensing,  franchising  or similar arrangements in respect of manufacture, application, distribution or sales of the Products, and if so, the territorial areas in which such arrangements shall be conducted;

               (iv) The full details and terms and  provisions of any and all of the above arrangements;

               (v) All matters relating to exploitation of the Technology, including application of the patents and Technology to various potential markets, research and development, advertising, promotion, etc.;

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               it being the  intention  of the parties  that the role of Martins shall be  restricted  to  receipt  of  certain  payments  for the
               forbearance   identified   above   ("Royalty   Payments"),    and
               enforcement of their rights as hereinafter set forth, and that the role of TTI in respect of exploitation of the Technology shall be as if it was the sole owner of the U.S. Patent and all other rights assigned by Martins pursuant to sub-paragraph 1.1 above;

          (b) Martins shall execute all documents reasonably required by TTI for the exercise of its powers outlined above, and for such purpose they appoint the properly authorized officers of TTI as their duly appointed attorney in that behalf.

2.   ROYALTY PAYMENT STRUCTURE

     2.1 For the purposes hereof, "First Sale" shall mean the first occasion on which a Product is sold by a manufacturer, whether such sale is at wholesale or retail;

     2.2  TTI agrees that:

          (a) If it shall directly manufacture Tractops, or manufacture the same in joint venture or similar arrangement with any other party ("Direct Sale"), it shall pay to Martins, in the manner and on the dates hereinafter set forth, a Royalty Payment of $U.S. 15.00 multiplied by the number of Direct First Sales of Tractops (less all Tractops which are returned or for which refunds are provided) during the applicable period;

          (b) If it shall license or franchise any other parties to manufacture Tractops ("Sub-Sale"), it shall set aside as Royalty Payments the sum of $U.S. 15.00 multiplied by the number of Sub-Sale First Sales of Tractops (less all Tractops which are returned or for which refunds are provided) for which it shall have received royalties during the applicable period, and shall pay the same to Martins on the dates and in the manner hereinafter described;

          (c) If it has paid to Martins, from the date hereof to December 30, 1990, Royalty Payments totaling less than $U.S. 150,000.00, TTI shall pay to Martins such deficiency on or prior to December 31, 1990.

     2.3 Martins and TTI agree that, if TTI shall in future decide to manufacture or cause to be manufactured Subsequent Products, they will negotiate in good faith the Royalty Payments that shall be made to Martins (in consideration of its forbearance from practice of the Invention or exercise of any rights referred to above), in respect of sales of such Subsequent Products. If they shall be unable, prior to commencement of the manufacture of Subsequent Products, to agree on such Royalty Payments, TTI shall pay to Martins, on the dates and in the manner hereinafter described, Royalty Payments based on the aggregate First Sales (net of all returns and refunds) as set out below:

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          (a)  For the  first  15,000  First  Sales of such  Subsequent  Product during the applicable fiscal year of TTI: 4% of aggregate wholesale prices;

          (b) For the next 15,000 First Sales of such Subsequent Product during the applicable fiscal year of TTI: 3% of aggregate wholesale prices;

          (c) For all First Sales in excess of 30,000 during the applicable fiscal year of TTI: 2% of aggregate wholesale prices.

3.   ROYALTY PAYMENTS AND REPORTS TO MARTINS

     3.1  On the 25th day of each month TTI shall deliver to Martins:

          (a)  The  applicable  Royalty  Payment  on all Direct  First  Sales of
               Tractops   during  the  preceding   full  month,   calculated  in
               accordance with 2.2(a) above;

          (b)  The  applicable  Royalty  Payment on all Sub-Sale  First Sales of
               Tractops,   during  the  preceding  full  month,   calculated  in
               accordance with 2.2(b) above;

          (c) The applicable Royalty Payment in respect of First Sales of Subsequent Products calculated in accordance with 2.3 above.

     3.2 TTI shall, every 3 months, on the 25th day of the applicable month, deliver to Martins written reports of manufacture, distribution, sales, other applications or developments of the Invention and
          Technology, and applications (and progress on the same) for patent/trademark/copyright/industrial design protection, during the preceding full quarter:

          (a) By TTI, whether directly or through joint venture or similar arrangements, and

          (b)  By licensees and franchisees;

     3.3  Within 3 months of the end of each fiscal year of TTI,

          (a) TTI shall provide to Martins a final report (including an accounting) on all Direct First Sales and Sub-Sale First Sales during such fiscal year;

          (b) TTI shall provide to Martins a written report (including an accounting), in respect of activities undertaken and expenses incurred in accordance with paragraph 4 below.

4.   PROTECTION OF INVENTION AND TECHNOLOGY

     4.1 TTI shall pay for prosecution of patent applications to allowance and issuance (and, if TTI considers the same is required, trademark and/or copyright and/or industrial design registrations), and maintenance of patents, trade marks, copyrights, and industrial designs, as applicable in U.S., Canada and Japan;

     4.2 TTI shall not sell any Products, or license or franchise any other party to manufacture or sell Products, in any other country, without first obtaining (if the same is available) reasonable patent/trademark/copyright/industrial design protection.

     4.3 If TTI considers that patent/trademark/copyright/industrial design protection is required and available in any other country, or is required and available in respect of improvements, modifications, or other applications of the Invention, or in respect of other portions of the Technology:

          (a) Application for same shall be made by TTI in the joint name of TTI and Martins, and for their joint benefit;

          (b) Patents/trademarks/copyrights/industrial design protection obtained shall be maintained by TTI for such period of time as it considers appropriate, and shall be deemed to have always been part of the Assignments by Martins herein;

          (c) The expense of obtaining and maintaining such patent/trademark/ copyright/industrial design protection shall be paid by TTI alone.

     4.4 TTI agrees that, prior to declaration and payment of any dividends to its shareholders, it shall reimburse Martins, to a maximum of $U.S. 50,000.00, all expenses (including patent attorneys' fees and disbursements) incurred by them in filing or pursuing and maintaining the U.S. Patent and the patent applications in Canada and Japan.

     4.5  Validity of patents/trademarks/copyrights/industrial design:

          (a) If any patents, trademarks, copyrights or industrial design protection described above are impeached by other parties, TTI may, in its discretion, defend and settle any such actions in the joint name and on behalf of TTI and Martins; all expenses, settlements and awards against TTI and Martins shall be paid by TTI alone;

          (b) If any patents, trademarks, copyright or industrial design protection of TTI and Martins are infringed by other parties, TTI may prosecute any such infringements in the joint name of and on behalf of TTI and Martins, but at TTI's expense, and all funds received by TTI on account of such infringement shall be owned by TTI alone.

5.   IMPROVEMENTS OR MODIFICATIONS TO INVENTION AND/OR TECHNOLOGY

     5.1 If either of Martins or TTI shall identify or develop any improvement or modification to the Invention and/or Technology:

          (a)  It shall  forthwith  advise  the other  party,  and  provide  all
               technical   information  and  written   materials   necessary  to
               implement such change;

          (b)  TTI  shall   reasonably   consider  all  such   improvements  and
               modifications, and may (but is not obliged to) implement such change in manufacture of Products;

          (c) Such change shall be deemed to have always been part of the Technology and assigned pursuant to this Agreement;

     5.2 If TTI shall identify or develop any major engineering improvement or modification:

          (a)  Such change shall be subject to sub-paragraph 5.1 above; but

          (b) TTI shall not implement such change without Martins written approval, which shall not be unreasonably withheld;

          (c) In any event, John W. Martin shall continue to be identified as the Inventor.

6.   ASSISTANCE AND DISCLOSURE BY MARTINS

     6.1 Martins shall continue to make available to TTI all technical information and written materials on its techniques, developments, etc. in respect of the Invention and Technology.

     6.2 Martins shall, as from time to time reasonably requested by TTI, provide to TTI consulting advice in respect of the Invention and/or Technology; if such consulting requires attendance by Martins' personnel at TTI's premises for such purposes, TTI shall reimburse Martins for all traveling expenses of such personnel, together with reasonable compensation at U.S. going rate for time spent by such personnel in consulting.

     6.3 Neither Martins, nor any person on their behalf, shall during the term of this Agreement, deliver, disclose or make available to any other person any of the Technology; provided, however, that the obligation contained herein shall not apply in respect of information that is, at the date hereof, already in the public domain, or that shall be disclosed on behalf of TTI as a necessary consequence of exploitation of the Technology.

7.   RECORDS

     7.1 TTI shall keep, and require all joint venture parties, licensees and franchisees to keep, complete and accurate books of account and records of manufacture and sales;

     7.2 Martins shall be entitled to inspect above records at all reasonable times;

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
     7.3 Martins may conduct an independent audit of above records, at their own expense unless such audit discloses a variance of more than 5%, in which case such audit costs shall be borne by TTI or joint venture party, license or franchisee, as the case may be.

8.   TTI'S RESPONSIBILITIES

     In addition to other responsibilities contained in this Agreement:

          (a) TTI shall maintain, and cause its joint venture parties, licensees and franchisees to maintain, reasonable standards of quality in the licensees and franchisees to maintain, reasonable standards of quality in the manufacture and distribution of the Products;

          (b) TTI shall use its best efforts to manufacture, sell, distribute, promote and continue the sale of Products;

          (c) TTI shall, in respect of all Direct Sales, apply, and shall, in respect of licensed manufacturing, require its licensees and franchisees to apply, on all Products, the legend "Patent Pending" or, at such time as patent protection is obtained, the applicable patent number as issued.

9.   HOLD HARMLESS

     9.1 TTI shall indemnify and save each of Martins harmless against all claims, actions, suits and proceedings arising on account of the faulty or improper manufacture of Products;

     9.2 Martins shall indemnify and save TTI harmless against all claims, actions, suits and proceedings arising on account of the faulty or improper design of the Invention.

10.  WARRANTY BY MARTINS

     Martins represent and warrant to TTI that, as of the date hereof:

          (a) They are collectively the owners of all rights in the Invention and the Technology, assigned herein;

          (b)  The U.S. Patent is valid and in good standing;

          (c) At the time of the assignments described in recital 6, they had the right to make such assignments free from all encumbrances;

          (d) No other licenses or other rights in respect of the Invention or Technology have been granted, or any such licenses or other rights are no longer in effect.

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11.  TERMINATION

     11.1 TTI agrees that, on the happening of any of the events set out below, it shall forthwith release, assign and transfer over to Martins all its rights and interests in all patents, copyrights, and trademarks registered in their joint names and all rights hereunder, and thereafter TTI shall not have any rights in respect of the Invention or the Technology, and all such rights shall be vested in Martins alone:

          (a) Bankruptcy of TTI (except by action, direct or indirect, of Martins);

          (b) Appointment of a receiver of TTI's property (except by action, direct or indirect, of Martins);

          (c) Failure to pay to Martins the payments due to hereunder within 60 days of notice from Martins to TTI identifying such default.

     11.2 TTI agrees that it shall execute all documents reasonably required by Martins for the above purposes, and for such purposes it appoints the properly authorized officers of TTI its duly appointed attorney in that behalf.

12.  NOTICES

          Any notice or document required or permitted to be given shall be in writing and may be:

          (a)  Delivered personally; or

          (b) Given by mailing the same by prepaid certified post (in which case it shall be deemed to have been received on the 3rd business day following delivery to the Post Office during a period of uninterrupted mail service); or

          (c) Given by telegram (in which case it shall be deemed to have been received on the next following business day); or

          (d) Given by telex or telecopier (in which case it shall be deemed to have been received on the next following business day)

          to the parties hereto at the following addresses:

          John and Judith Martin
          3026 Bolgos Circle
          Michigan 48105
          U.S.A.

          Tractop International Inc.
          146 Simcoe Street North
          Oshawa, Ontario
          Canada, L1C 4S7
          Telecopier (416) 571-0735

13.  GENERAL

     13.1 TIME OF THE ESSENCE

          Time shall be of the essence in this Agreement and every part thereof.

     13.2 ENTIRE AGREEMENT

          This Agreement expresses the entire and final agreement between the parties with respect to all matters herein and shall not be amended, altered or qualified except by a memorandum in writing signed by the parties and any amendment, alternation or qualification thereof shall be null and void and of no effect unless both parties have given their consent as aforesaid.

     13.3 COUNTERPARTS

          This Agreement may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one and the same instrument.

     13.4 FURTHER ASSURANCES

          The parties agree to execute all instruments in writing which may be necessary or proper for carrying out the purpose or intent of this Agreement.

     13.5 SEVERABILITY OF PROVISIONS

          The invalidity of any provisions of the Agreement or any covenant herein contained on the part of either party shall not affect the validity of any other provision or covenant hereof.

     13.6 BINDING EFFECT

          This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. This Agreement shall not be assigned by either party except with the consent in writing of the other party.

     13.7 LAWS OF ONTARIO

          This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario, Canada.

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         IN WITNESS  WHEREOF  the  parties  have  hereunto  duly  executed  this
Agreement.

SIGNED, SEALED AND DELIVERED
In the Presence of:

/s/ Gary Fitchett                            /s/ John W. Martin
------------------------------------         -----------------------------------
                                             JOHN W. MARTIN

/s/ Gary Fitchett                            /s/ Judith Tyler Martin
------------------------------------         -----------------------------------
                                             JUDITH TYLER MARTIN

                                             TRACTOP INTERNATIONAL, INC.

                                             By: Europe Services Limited for and
                                                 on behalf of Europe Services
                                                 Limited

                                             /s/
                                             -----------------------------------